Exhibit 99.1

NEWS	CONTACT: Terri MacInnis, Dir. Of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

SCOLR PHARMA REPORTS FIRST QUARTER RESULTS FOR

THE PERIOD ENDED MARCH 31, 2005

BELLEVUE, WA, MAY 12, 2005 – SCOLR Pharma, Inc. (Amex: DDD) today reported first quarter financial results. For the quarter ended March 31, 2005, SCOLR Pharma reported revenues of $87,458, an operating loss of $(1,864,489), and a net loss of $(1,767,850), or $(0.05) per share (basic and diluted), as compared with revenues of $133,294, an operating loss of $(910,201), and a net loss of $(914,603), or $(0.03) per share (basic and diluted) for the quarter ended March 31, 2004.

SCOLR Pharma’s drug delivery business generates revenue from CDT®-based sales in the dietary supplement markets, including sales by national retailers such as Wal-Mart, Rite-Aid, Trader Joes and the General Nutrition Centers. Total royalties for dietary supplement products for the quarter ended March 31, 2005 were $193,410, a decrease of 3% as compared with the same period last year, when adjusted for royalty payments associated with the sale of the SCOLR Pharma’s probiotics business which are applied to notes receivable.

SCOLR Pharma’s strategy includes a significant commitment to research and development activities in connection with the growth of its drug delivery program. During the quarter ended March 31, 2005, spending on research and development increased 229% or $845,483 to $1,215,480 from $369,997 for the same period last year. SCOLR Pharma will continue to incur substantial operating losses for the foreseeable future as it develops its technology and expands operations to secure regulatory approvals and support commercialization of the CDT platform.

As of March 31, 2005, SCOLR Pharma had $18,898,832 in cash and cash equivalents.

SCOLR Pharma’s product development and business highlights during the first quarter of 2005 include:

•	Clearance by the Food and Drug Administration (FDA) to commence U.S. human clinical testing of an over-the-counter (OTC) CDT-based 12 hour extended release ibuprofen to support future regulatory approval. Testing expected to start in the 2nd quarter of 2005;

•	Positive initial results from initiation of human testing of an OTC CDT-based 12 hour extended release formulation of pseudoephedrine;

•	Completion of a $15 million private placement selling 3,750,000 shares of our common stock at $4.00 per share; and,

•	Securing UPM as the clinical manufacturer of CDT-based immediate release raloxefene for the planned initiation of human testing during the second quarter.

Daniel O. Wilds, SCOLR Pharma’s President and CEO, stated that, “We believe that our first quarter has been very productive and provides us with excellent momentum for the remainder of 2005. With more than $18 million in cash and cash equivalents following our February 2005 financing, we are making significant progress in effecting our strategy of building a major specialty pharma/drug delivery business based on our a growing portfolio of potential CDT-based products.”

- Continued -

DDD REPORTS FIRST QUARTER 2005 RESULTS	PAGE TWO

Tel: (818) 379-8500 Fax: (818) 379-4747	15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs, and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations, complete successful human studies and clinical trials, obtain regulatory approvals, enter arrangements with product development partners and customers, competition, obtain additional capital, and general economic conditions. In addition, our product development program may not lead to commercial products, either because our product candidates fail to be effective, are not attractive to the market, or because we lack the necessary financial or other resources or relationships to pursue our programs through commercialization. Our net losses are likely to increase significantly as we continue preclinical research and clinical trials, apply for regulatory approvals, develop our product candidates, expand our operations and develop the infrastructure to support commercialization of our potential products. We have funded our operations primarily through the issuance of equity securities to investors and we will need to seek additional funds through the issuance of equity securities or other sources of financing. If we are unable to obtain necessary additional financing, our ability to run our business will be adversely affected and we may be required to reduce the scope of or cease our operations. Additional risks and uncertainties are described in our reports and other filings with the Securities and Exchange Commission which are available on our website or at www.sec.gov. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL HIGHLIGHTS

Quarters Ended March 31,	2005	2004
Royalty Revenues as reported	$87,458	$133,294
Royalty Payment applied to Note
Receivable in subsequent quarter	105,952	66,186

Total Royalties	$193,410	$199,480

Net (Loss) from Operations	(1,864,489)	(910,201)
Net (Loss)	(1,767,850)	(914,603)
(Loss) Per Share, Basic & Diluted	(0.05)	(0.03)
Weighted Avg. Shares Outstanding	32,837,443	27,643,265

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5/12/05

Tel: (818) 379-8500 Fax: (818) 379-4747	15165 Ventura Blvd., #425, Sherman Oaks, CA 91403